Exhibit 99.1

Grocery Outlet Holding Corp. Announces Third Quarter Fiscal 2025 Financial Results
Emeryville, CA – November 4, 2025 – Grocery Outlet Holding Corp. (NASDAQ: GO) ("Grocery Outlet," the "Company," "we" or "our") today announced financial results for the third quarter of fiscal 2025 ended September 27, 2025.
Highlights for Third Quarter Fiscal 2025 as compared to Third Quarter Fiscal 2024:
•Net sales increased by 5.4% to $1.17 billion.
•Comparable store sales increased by 1.2%.
•Gross margin was 30.4% compared to 31.1% last year.
•SG&A increased by 8.7% to $331.0 million.
•Operating income was $22.8 million, which included $1.3 million in restructuring charges.
•Net income was $11.6 million, or $0.12 per diluted share, compared to $24.2 million, or $0.24 per diluted share last year. Adjusted net income(1) was $20.7 million, or $0.21 diluted adjusted earnings per share(1), compared to $27.9 million, or $0.28 diluted adjusted earnings per share(1) last year.
•Adjusted EBITDA(1) was $66.7 million, representing 5.7% of net sales.
Highlights for the 39 Weeks Ended September 27, 2025 as compared to the 39 Weeks Ended September 28, 2024:
•Net sales increased by 6.1% to $3.47 billion.
•Comparable store sales increased by 0.9%.
•Gross margin was 30.5% for both periods.
•SG&A increased by 7.3% to $998.9 million.
•Operating income was $13.1 million, which included $46.3 million in restructuring charges.
•Net loss was $6.8 million, or $(0.07) per diluted share, compared to net income of $37.2 million, or $0.37 per diluted share last year. Adjusted net income(1) was $56.5 million, or $0.57 diluted adjusted earnings per share(1), compared to $61.8 million, or $0.62 diluted adjusted earnings per share(1) last year.
•Adjusted EBITDA(1) increased by 3.8% to $186.3 million, representing 5.4% of net sales.
__________________________________
(1) Adjusted net income, diluted adjusted earnings per share and adjusted EBITDA are non-GAAP financial measures, which exclude the impact of certain special items. Please note that our non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. See the "Non-GAAP Financial Information" section of this release as well as the respective reconciliations of our non-GAAP financial measures below for additional information about these items.

“In the third quarter, we made progress on our key initiatives while delivering strong bottom-line results. In addition, we launched our store refresh program at an initial group of pilot stores,” said Jason Potter, President and CEO of Grocery Outlet. “By improving our store layouts, expanding our core assortment, elevating our value messaging, and providing IOs with enhanced tools, training and support, the pilot stores in the refresh program are seeing impressive results. We plan to expand the refresh program with a broad rollout starting in the fourth quarter. While same store sales growth did not meet our expectations in the third quarter, we believe these efforts, together with the exceptional talent we’ve added to our team and improved tools for IOs, position us well to accelerate same store sales growth in 2026.”
Third Quarter Fiscal 2025 Financial Summary
Net sales increased 5.4% versus last year to $1.17 billion due to new store sales and a 1.2% increase in comparable store sales. The increase in comparable store sales was driven by a 1.8% increase in the number of transactions, partially offset by a 0.6% decrease in average transaction size. We opened 13 new stores and closed two stores, ending the quarter with 563 stores in 16 states.
Gross profit increased 3.0% versus last year to $355.1 million. Gross margin was 30.4% for the third quarter, a decrease of 20 basis points versus the second quarter this year largely due to promotional activities and markdowns related to seasonal inventory.
Selling, general and administrative expenses increased 8.7% versus last year to $331.0 million. Compared to the second quarter this year, SG&A expenses decreased 20 basis points to 28.3% of net sales, driven primarily by lower commission expense resulting from a lower gross margin, and lower incentive compensation, partially offset by costs attributable to new store growth.
Net income was $11.6 million, or $0.12 per diluted share compared to $24.2 million, or $0.24 per diluted share last year. Adjusted net income(1) decreased by 25.7% to $20.7 million, or $0.21 diluted adjusted earnings per share(1) versus last year. Adjusted EBITDA(1) was $66.7 million, or 5.7% of net sales, compared to $72.3 million, or 6.5% of net sales, in the prior year.
39 Weeks Ended September 27, 2025 Financial Summary
Net sales increased 6.1% to $3.47 billion during the first three quarters due to new store sales and a 0.9% increase in comparable store sales. The increase in comparable store sales was driven by a 1.9% increase in the number of transactions, partially offset by a 1.0% decrease in average transaction size. We opened 35 new stores and closed five stores.
Gross profit increased 6.0% versus last year to $1.06 billion, while gross margin was 30.5% for both periods.
Selling, general and administrative expenses increased by 7.3% versus last year to $998.9 million and increased 40 basis points to 28.8% of net sales. The increase in SG&A as a percentage of net sales was driven primarily by costs attributable to new store growth, software amortization, bad debt reserves, and personnel costs from the Company-operated stores acquired in the United Grocery Outlet transaction in April of last year, partially offset by decreases from elective commission support we provided to operators related to the systems conversion and acquisition costs, both incurred in the prior year.
Net loss was $6.8 million, or $(0.07) per diluted share compared to net income of $37.2 million, or $0.37 per diluted share last year. Adjusted net income(1) decreased by 8.6% to $56.5 million, or $0.57 diluted adjusted earnings per share(1) versus last year. Adjusted EBITDA(1) increased by 3.8% to $186.3 million, or 5.4% of net sales versus last year.

Cash Flow & Capital Spending:
•Net cash provided by operating activities during the third quarter of fiscal 2025 was $17.3 million compared with $23.0 million for the third quarter last year. The decrease in cash flow provided by operating activities in the third quarter of fiscal 2025 was driven primarily by lower net income and the timing of payments and inventory movement.
•Capital expenditures for the third quarter of fiscal 2025, before tenant improvement allowances, were $44.4 million, a decrease of $4.7 million over the third quarter of fiscal 2024. Capital expenditures, net of tenant improvement allowances, for the third quarter this year, were $39.4 million compared with $38.2 million for the same period last year, due primarily to the timing of tenant improvement billings.
Restructuring Plan:
As previously reported, the Company initiated a restructuring plan during the fourth quarter of fiscal 2024, with continued implementation in fiscal 2025, intended to improve long-term profitability, cash flow generation and return on invested capital, optimize the footprint of new store growth and lower the Company’s cost base (the "Restructuring Plan"). The Restructuring Plan included (i) the termination of a total of 28 leases for unopened stores in suboptimal locations and the discontinued development of certain future store sites where we had incurred initial costs, but leases had not yet been signed, (ii) the cancellation of certain capital-intensive warehouse projects and (iii) a reduction in headcount in building a more scalable cost structure. As of September 27, 2025, the Company incurred total costs under the Restructuring Plan of $62 million, of which $38 million were cash expenditures. All costs incurred during the third quarter and first three quarters of fiscal 2025 are included in Restructuring charges on the condensed consolidated statements of operations and comprehensive income (loss). The actions under the Restructuring Plan were substantially completed in the second quarter of fiscal 2025.
Outlook:
The Company has revised key guidance figures for fiscal 2025 as shown in the current guidance as follows(2):

	Previous	Current
New store openings, net	33 to 35	37
Net sales	$4.7 billion to $4.8 billion	$4.70 billion to $4.72 billion
Comparable store sales increase(3)	1.0% to 2.0%	0.6% to 0.9%
Gross margin	30.0%-30.5%	30.3%-30.4%
Adjusted EBITDA(1)	$260 million to $270 million	$258 million to $262 million
Diluted adjusted earnings per share(1)	$0.75 to $0.80	$0.78 to $0.80
Capital expenditures (net of tenant improvement allowances)	$210 million	$210 million
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(2) Includes 53rd week.
(3) Excludes net sales in the non-comparable week of a 53-week year from the same store sales calculation and compares the current and prior year weekly periods that are most closely aligned.

Conference Call Information:
A conference call to discuss the third quarter fiscal 2025 financial results is scheduled for today, November 4, 2025 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-9208 approximately 15 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://investors.groceryoutlet.com.
A taped replay of the conference call will be available within three hours of the conclusion of the call and can be accessed both online and by dialing (844) 512-2921 and entering access code 13751100. The telephone dial-in replay will be available for approximately two weeks after the call. The webcast replay will be available for approximately one year after the call.
Non-GAAP Financial Information:
In addition to reporting financial results in accordance with accounting principles generally accepted in the United States ("GAAP"), management and the Board of Directors use EBITDA, adjusted EBITDA, adjusted net income, adjusted earnings per share, and cash-on-cash return as supplemental key metrics to assess our financial performance, and net leverage as a supplemental metric to assess our liquidity. These non-GAAP financial measures are also frequently used by analysts, investors and other interested parties to evaluate the Company and other companies in our industry. Management believes it is useful to investors and analysts to evaluate these non-GAAP financial measures on the same basis as management uses to evaluate our operating results and liquidity. Management uses these non-GAAP financial performance measures to supplement GAAP financial measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. In addition, we use adjusted EBITDA and adjusted earnings per share to supplement GAAP financial measures of performance to evaluate performance in connection with compensation decisions. Management believes that excluding items from operating income, net income (loss) and earnings (net loss) per diluted share that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude, enhances the comparability of our results and provides additional information for analyzing trends in our business. Management uses net leverage to evaluate our overall liquidity and financial flexibility to pursue operational strategies and to evaluate our capital structure, and our ability to service our long-term debt obligations.
Management defines EBITDA as net income (loss) before net interest expense, income taxes and depreciation and amortization expenses. Adjusted EBITDA represents EBITDA adjusted to exclude share-based compensation expense (benefit), asset impairment and gain or loss on disposition, acquisition and integration costs, costs related to the amortization of inventory purchase accounting asset step-ups, restructuring charges, and certain other expenses that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude. Adjusted net income represents net income (loss) adjusted for the previously mentioned adjusted EBITDA adjustments, further adjusted for the amortization of property and equipment purchase accounting asset step-ups and deferred financing costs, tax adjustment to normalize the effective tax rate, and tax effect of total adjustments. Basic adjusted earnings per share is calculated using adjusted net income, as defined above, and basic weighted-average shares outstanding. Diluted adjusted earnings per share is calculated using adjusted net income, as defined above, and diluted weighted-average shares outstanding. Management defines cash-on-cash returns as Four Wall EBITDA divided by total net cash investment. Four wall EBITDA includes store level costs such as product and distribution costs, commissions, occupancy, marketing and other related costs. A definition of net leverage and a related reconciliation to the most directly comparable GAAP financial measure can be found on the Investor Relations section of our website under "Financial Information—Quarterly Results."
These non-GAAP financial measures may not be comparable to similar measures reported by other companies and have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. We address the limitations of the non-GAAP financial measures through the use of various GAAP measures. In the future we will incur expenses or charges such as those added back to calculate adjusted EBITDA or adjusted net income. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will be unaffected by the adjustments used to derive such non-GAAP measures.
We have not reconciled the non-GAAP adjusted EBITDA and diluted adjusted earnings per share forward-looking guidance included in this release to the most directly comparable GAAP measures because this cannot be done without unreasonable effort due to the variability and low visibility with respect to taxes and non-recurring items, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results. We have also not reconciled the cash-on-cash return forward-looking outlook because such metric includes store-level cash flows and initial capital investment at the individual store level, which are not captured or presented on a GAAP basis. Reconciling this metric to a GAAP measure would require unreasonable efforts and assumptions.
Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy, plans and potential, the Restructuring Plan and its associated benefits, our ability to drive long-term value, and business and market trends may constitute forward-looking statements. Words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "outlook," "plan," "project," "seek," "will," and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed or implied by any forward-looking statements, including the following: failure of suppliers to consistently supply the Company with opportunistic products at attractive pricing; inability to successfully identify trends and maintain a consistent level of opportunistic products or general inventory; failure to maintain or increase comparable store sales; delay or disruption in funding of benefits provided under government-funded assistance programs, such as the Supplemental Nutrition Assistance Program; any significant disruption to our distribution network, the operations, technology and capacity of our distribution centers and our timely receipt of inventory; risks associated with newly opened stores; risks associated with our growth strategy, including opening, relocating or remodeling stores on schedule and on budget, as well as the revised near-term new store growth strategy as reflected in the Restructuring Plan; risks associated with our store refresh initiatives, including that such efforts do not lead to improvements in operating results or are more costly to implement than we anticipate; financial and operating impacts associated with our Restructuring Plan; inflation, tariffs and other changes affecting the market prices of the products we sell; failure to maintain our reputation and the value of our brand, including protecting our intellectual property; failure to remediate our material weakness in our internal control over financial reporting; inability to maintain sufficient levels of cash flow from our operations to fund our growth strategy; risks associated with leasing substantial amounts of space; inability to attract, train and retain highly qualified employees or the loss of executive officers or other key personnel; costs and successful implementation of marketing, advertising and promotions; natural or man-made disasters, climate change, power outages, major health epidemics, pandemic outbreaks, terrorist acts, global political events or other serious catastrophic events and the concentration of our business operations; unexpected costs and negative effects if we incur losses not covered by our insurance program; difficulties associated with labor relations and shortages; failure to participate effectively in the growing online retail marketplace; failure to properly integrate or achieve the expected benefits of any acquired businesses; risks associated with economic conditions; competition in the retail food industry; movement of consumer trends toward private labels and away from name-brand products; risks associated with deploying our own private label brands; inability to attract and retain qualified independent operators of the Company ("IOs"); failure of the IOs to successfully manage their business; failure of the IOs to repay notes outstanding to the Company; inability of the IOs to avoid excess inventory shrink; any loss or changeover of an IO; legal proceedings initiated against the IOs; legal challenges to the IO/independent contractor business model; failure to maintain positive relationships with the IOs; risks associated with actions the IOs could take that could harm our business; material disruption to information technology systems, including risks associated from our technology initiatives or third-party security breaches or other disruptions; risks associated with products we and our IOs sell; risks associated with laws and regulations generally applicable to retailers; legal or regulatory proceedings; our substantial indebtedness could affect our ability to operate our business, react to changes in the economy or industry or pay debts and meet obligations; restrictive covenants in our debt agreements may restrict our ability to pursue our business strategies, and failure to comply with any of these restrictions could result in acceleration of our debt; risks associated with tax matters; changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters; and the other factors discussed under "Risk Factors" in our most recent annual report on Form 10-K and in other subsequent reports we file with the United States Securities and Exchange Commission (the "SEC"). Our periodic filings are accessible on the SEC's website at www.sec.gov.
Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. Although we believe that the expectations reflected in the forward-looking statements are reasonable, and our expectations based on third-party information and projections are from sources that management believes to be reputable, we cannot guarantee that future results, levels of activity, performance or achievements. These forward-looking statements are made as of the date of this release or as of the date specified herein and we have based these forward-looking statements on current expectations and projections about future events and trends. Except as required by law, we do not undertake any duty to update any of these forward-looking statements after the date of this release or to conform these statements to actual results or revised expectations.
About Grocery Outlet:
Based in Emeryville, California, Grocery Outlet is a high-growth, extreme value retailer of quality, name-brand consumables and fresh products sold primarily through a network of independently operated stores. Grocery Outlet and its subsidiaries have more than 560 stores in California, Washington, Oregon, Pennsylvania, Tennessee, Idaho, Nevada, Maryland, New Jersey, Ohio, North Carolina, Georgia, Alabama, Delaware, Kentucky and Virginia.
INVESTOR RELATIONS CONTACTS:
Ian Ferry
(510) 244-3703
iferry@cfgo.com
Ron Clark
(646) 776-0886
ron@ellipsista.com

GROCERY OUTLET HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Net sales	$1,168,153	$1,108,183	$3,473,492	$3,273,647
Cost of sales	813,017	763,311	2,415,218	2,275,590
Gross profit	355,136	344,872	1,058,274	998,057
Selling, general and administrative expenses	331,016	304,586	998,858	931,103
Restructuring charges	1,296	—	46,328	—
Operating income	22,824	40,286	13,088	66,954
Interest expense, net	6,705	6,439	19,769	15,174
Income (loss) before income taxes	16,119	33,847	(6,681)	51,780
Income tax expense	4,514	9,669	70	14,626
Net income (loss) and comprehensive income (loss)	$11,605	$24,178	$(6,751)	$37,154
Basic earnings (net loss) per share	$0.12	$0.25	$(0.07)	$0.37
Diluted earnings (net loss) per share	$0.12	$0.24	$(0.07)	$0.37
Weighted-average shares outstanding:
Basic	98,160	98,359	97,921	99,140
Diluted	98,705	98,933	97,921	100,146

GROCERY OUTLET HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 27, 2025	December 28, 2024
Assets
Current assets:
Cash and cash equivalents	$52,125	$62,828
Independent operator receivables and current portion of independent operator notes, net of allowance	15,511	16,051
Other accounts receivable, net of allowance	3,641	4,166
Merchandise inventories	417,846	394,152
Prepaid expenses and other current assets	28,335	26,701
Total current assets	517,458	503,898
Independent operator notes and receivables, net of allowance	41,207	36,441
Property and equipment, net	818,130	750,423
Operating lease right-of-use assets	1,123,785	1,014,678
Intangible assets, net	80,098	78,778
Goodwill	782,835	782,734
Other assets	5,125	6,869
Total assets	$3,368,638	$3,173,821
Liabilities and Stockholders' Equity
Current liabilities:
Trade accounts payable	$196,723	$175,871
Accrued and other current liabilities	62,452	55,240
Accrued compensation	27,453	19,687
Current portion of long-term debt	18,750	15,000
Current lease liabilities	80,468	72,905
Income and other taxes payable	12,848	10,921
Total current liabilities	398,694	349,624
Long-term debt, net	481,549	462,502
Deferred income tax liabilities, net	56,595	56,178
Long-term lease liabilities	1,230,632	1,106,219
Other long-term liabilities	2,561	1,914
Total liabilities	2,170,031	1,976,437
Stockholders' equity:
Common stock	98	97
Series A preferred stock	—	—
Additional paid-in capital	823,831	815,858
Retained earnings	374,678	381,429
Total stockholders' equity	1,198,607	1,197,384
Total liabilities and stockholders' equity	$3,368,638	$3,173,821

GROCERY OUTLET HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	39 Weeks Ended
	September 27, 2025	September 28, 2024
Cash flows from operating activities:
Net income (loss)	$(6,751)	$37,154
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	78,089	66,730
Amortization of intangible and other assets	16,532	12,519
Amortization of debt issuance costs and debt discounts	683	683
Non-cash rent	6,146	3,561
Impairment of long-lived assets	11,511	—
Share-based compensation	7,408	16,806
Provision for independent operator and other accounts receivable reserves	9,278	3,137
Deferred income taxes	417	13,822
Other	1,377	915
Changes in operating assets and liabilities:
Independent operator and other accounts receivable	(5,288)	(2,035)
Merchandise inventories	(23,694)	(32,692)
Prepaid expenses and other assets	(1,157)	4,740
Income and other taxes payable	1,927	(3,425)
Trade accounts payable	21,566	(15,858)
Accrued and other liabilities	9,679	(32,134)
Accrued compensation	7,665	(11,672)
Operating lease liabilities	14,451	10,214
Net cash provided by operating activities	149,839	72,465
Cash flows from investing activities:
Advances to independent operators	(10,855)	(8,266)
Repayments of advances from independent operators	3,165	3,884
Business acquisition, net of cash and cash equivalents acquired	—	(60,526)
Purchases of property and equipment	(158,513)	(127,500)
Proceeds from sales of assets	—	17
Investments in intangible assets and licenses	(16,368)	(13,287)
Net cash used in investing activities	(182,571)	(205,678)
Cash flows from financing activities:
Proceeds from exercise of stock options	565	8,260
Proceeds from revolving credit facility	50,000	140,000
Principal payments on revolving credit facility	(20,000)	—
Principal payments on senior term loan due 2028	(7,500)	(3,750)
Principal payments on finance leases	(1,036)	(1,323)
Repurchase of common stock	—	(56,308)
Net cash provided by financing activities	22,029	86,879
Net decrease in cash and cash equivalents	(10,703)	(46,334)
Cash and cash equivalents at beginning of period	62,828	114,987
Cash and cash equivalents at end of period	$52,125	$68,653

GROCERY OUTLET HOLDING CORP.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Net income (loss)	$11,605	$24,178	$(6,751)	$37,154
Interest expense, net	6,705	6,439	19,769	15,174
Income tax expense	4,514	9,669	70	14,626
Depreciation and amortization expenses	33,390	27,815	94,621	79,249
EBITDA	56,214	68,101	107,709	146,203
Share-based compensation expense (benefit) (1)	(10)	1,663	7,408	16,806
Asset impairment and gain or loss on disposition (2)	1,046	216	5,015	961
Acquisition and integration costs (3)	551	760	1,038	8,346
Amortization of purchase accounting assets (4)	—	—	—	839
Restructuring charges (5)	1,296	—	46,328	—
Other (6)	7,571	1,518	18,802	6,376
Adjusted EBITDA	$66,668	$72,258	$186,300	$179,531

GROCERY OUTLET HOLDING CORP.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED NET INCOME
(in thousands, except per share data)
(unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Net income (loss)	$11,605	$24,178	$(6,751)	$37,154
Share-based compensation expense (benefit) (1)	(10)	1,663	7,408	16,806
Asset impairment and gain or loss on disposition (2)	1,046	216	5,015	961
Acquisition and integration costs (3)	551	760	1,038	8,346
Amortization of purchase accounting assets and deferred financing costs (4)	1,268	1,389	3,805	4,939
Restructuring charges (5)	1,296	—	46,328	—
Other (6)	7,571	1,518	18,802	6,376
Tax adjustment to normalize effective tax rate (7)	(649)	(600)	2,736	(1,308)
Tax effect of total adjustments (8)	(1,991)	(1,271)	(21,921)	(11,517)
Adjusted net income	$20,687	$27,853	$56,460	$61,757

GAAP earnings (net loss) per share:
Basic	$0.12	$0.25	$(0.07)	$0.37
Diluted	$0.12	$0.24	$(0.07)	$0.37
Adjusted earnings per share:
Basic	$0.21	$0.28	$0.58	$0.62
Diluted	$0.21	$0.28	$0.57	$0.62
Weighted-average shares outstanding:
Basic	98,160	98,359	97,921	99,140
Diluted (9)	98,705	98,933	97,921	100,146
Non-GAAP weighted-average shares outstanding:
Basic	98,160	98,359	97,921	99,140
Diluted (10)	98,705	98,933	98,464	100,146

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(1)Includes non-cash share-based compensation expense.
(2)Represents non-restructuring asset impairment charges and gains or losses on dispositions of assets.
(3)Represents costs related to the acquisition and integration of United Grocery Outlet, including due diligence, legal, other consulting and retention bonus expenses.
(4)For purposes of determining adjusted EBITDA, this line represents the incremental amortization of inventory step-ups resulting from purchase price accounting related to the acquisition of United Grocery Outlet. For purposes of determining adjusted net income, in addition to the previously noted item, this line also represents the incremental amortization of an asset step-up resulting from purchase price accounting related to our acquisition in 2014 by an investment fund affiliated with Hellman & Friedman LLC, as well as the amortization of debt issuance costs, as these items are already included in the adjusted EBITDA reconciliation within the depreciation and amortization expenses and interest expense, net, respectively.
(5)Represents charges related to the Restructuring Plan, which include lease termination costs, non-cash impairment and disposal of long-lived assets, employee severance and benefit costs and legal, professional and other costs.
(6)Represents other non-recurring, non-cash or non-operational items, such as certain personnel-related hiring and termination costs, system implementation costs, strategic project costs, store closing costs, costs related to employer payroll taxes associated with equity awards, legal settlements and other legal expenses and miscellaneous costs.
(7)Represents adjustments to normalize the effective tax rate for the impact of unusual or infrequent tax items that we do not consider in our evaluation of ongoing performance, including excess tax benefits or shortfalls related to stock option exercises and vesting of time-based restricted stock units and performance-based restricted stock units that are recorded in earnings as discrete items in the reporting period in which they occur.
(8)Represents the tax effect of the total adjustments. We calculate the tax effect of the total adjustments on a discrete basis excluding any non-recurring and unusual tax items.
(9)For the 39 weeks ended September 27, 2025, there is no difference in the weighted-average shares outstanding used to calculate the basic and diluted GAAP net loss per share due to the Company's net loss.
(10)To calculate diluted adjusted earnings per share, we adjusted the weighted-average shares outstanding for the dilutive effect of all potential shares of common stock.